Exhibit (d)((1)(vii)

AMENDMENT NO. 4

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 4 to the Investment Management Agreement (“Amendment No. 4”), dated as of July 24, 2008, between AXA Premier VIP Trust, a Delaware statutory trust (the “Trust”), and AXA Equitable Life Insurance Company (formerly, The Equitable Life Assurance Society of the United States), a New York stock life insurance company (“AXA Equitable” or “Manager”).

The Trust and AXA Equitable agree to modify and amend the Investment Management Agreement dated as of November 30, 2001 (“Agreement”) and as amended by Amendment No. 1 dated as of July 31, 2003, Amendment No. 2 dated as of September 1, 2004 and Amendment No. 3 dated as of May 25, 2007, (collectively “Amendments”), as follows:

1. Appendix A. Appendix A to the Agreement and Amendments, which sets forth the Portfolios of the Trust for which AXA Equitable is appointed as the investment manager and the fees payable to AXA Equitable with respect to each Portfolio, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 4 as of the date first above set forth.

AXA PREMIER VIP TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Brian Walsh	By:	/s/ Steven M. Joenk
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

APPENDIX A

AMENDMENT NO. 4

TO THE

INVESTMENT MANAGEMENT AGREEMENT

The Trust shall pay the Manager, at the end of each calendar month, compensation computed at an annual rate equal to the following:

	(as a percentage of average daily net assets)
	First $750 Million	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter
Multimanager Aggressive Equity Portfolio	0.650%	0.600%	0.575%	0.550%	0.525%
Multimanager Large Cap Core Equity Portfolio	0.900%	0.850%	0.825%	0.800%	0.775%
Multimanager Large Cap Growth Portfolio	0.900%	0.850%	0.825%	0.800%	0.775%
Multimanager Large Cap Value Portfolio	0.900%	0.850%	0.825%	0.800%	0.775%
Multimanager Mid Cap Growth Portfolio	1.100%	1.050%	1.025%	1.000%	0.975%
Multimanager Mid Cap Value Portfolio	1.100%	1.050%	1.025%	1.000%	0.975%
Multimanager International Equity Portfolio	1.050%	1.000%	0.975%	0.950%	0.925%
Multimanager Technology Portfolio	1.200%	1.150%	1.125%	1.100%	1.075%
Multimanager Health Care Portfolio	1.200%	1.150%	1.125%	1.100%	1.075%
Multimanager Small Cap Growth Portfolio	1.05%	1.00%	0.975%	0.950%	0.925%
Multimanager Small Cap Value Portfolio	1.05%	1.00%	0.975%	0.950%	0.925%

	First $1.25 Billion	Next $1 Billion	Next $1 Billion	Next $2.5 Billion	Thereafter
Multimanager Core Bond Portfolio	0.600%	0.575%	0.550%	0.525%	0.500%

	First $500 Million	Next $750 Million	Next $1 Billion	Next $2.5 Billion	Thereafter
Multimanager High Yield Portfolio	0.600%	0.575%	0.550%	0.530%	0.520%